Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur M. Wang, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resuscitation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ DING, Michael Y.J. DING, Michael Y.J	Chairman of the Board	July 13, 2009
/s/ BAO, Gilbert BAO, Gilbert	Director	July 13, 2009
/s/ HSU, Emmet Yu-Jui HSU, Emmet Yu-Jui	Director	July 13, 2009
/s/ HU ZEE, Nancy Jing-Ying HU ZEE, Nancy Jing-Ying	Director	July 13, 2009
/s/ HUI, Thomas T. HUI, Thomas T	Director and Chief Operating Officer	July 13, 2009
/s/ LEE, Howe Yong LEE, Howe Yong	Director	July 13, 2009
/s/ LEE, Yichin LEE, Yichin	Director	July 13, 2009
/s/ WANG, Arthur M. WANG, Arthur M	Director and Chief Executive Officer	July 13, 2009